June 17, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the disclosures in Item 4.01 of Form 8-K dated June 17, 2021, to be filed by Applied UV, Inc. and are in agreement with the statements concerning our firm contained therein. We have no basis to agree or disagree with other matter reported therein.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC